Exhibit 10.32

December 29, 2008

Mr. Stephen Dickson
[Home Address]

Re:    Supplemental Pension Benefit

Dear Stephen:

This letter amends and restates your May 22, 2001 letter agreement with Wisconsin Energy Corporation (the "Company") that provides for a special supplemental pension benefit. As you may know, this benefit is subject to Internal Revenue Code Section 409A ("Code Section 409A"), which governs the time and form of payment of non-qualified deferred compensation such as your supplemental pension benefit. This letter amends the time and form of your supplemental pension benefit for compliance with Code Section 409A, effective as of January 1, 2005, as follows:

  Supplemental Pension Benefit: The Company will provide a supplemental pension benefit to you upon your retirement at or after age 55. This supplemental pension benefit will be equal to the difference, if any, remaining after (a) below has been subtracted from (b) below, less the amount of the monthly vested retirement benefit payable to you at age 65 or that would have been payable to you at that age from defined benefit plans of previous employers for periods of employment prior to your employment by the Company or its affiliate had you elected to receive your accrued benefits from such plans of such prior employers at age 65 (the "Reduction Amount"), where (a) and (b) are defined as follows:

    equals the monthly retirement benefit that is payable from the Retirement Account Plan of Wisconsin Electric Power Company (the "Retirement Account Plan"), plus the amounts of any actual "Pension Make-Whole Benefit" due under the provisions of the Wisconsin Energy Corporation Supplemental Pension Plan, effective as of January 1, 2005, and as may be amended (the "SPP"), plus any amount payable as "SERP Benefit A" under the SPP, and equals the monthly retirement benefit that would have been payable from the Management Employees' Retirement Plan of Wisconsin Electric Power Company as in effect on December 31, 1995 (the "1995 Management Plan") had the defined benefit formula in effect on December 31, 1995 continued until your retirement, calculated without regard to any limitations imposed by Section 415 of the Internal Revenue Code or any limitation on annual compensation imposed by Section 401(a)(17) of such Code and under the assumptions that (i) your participation in the 1995 Management Plan had commenced on the first day of the month following your 25th birthday and continued uninterrupted thereafter, (ii) any deferrals of base salary you elected under the Wisconsin Energy Corporation Executive Deferred Compensation Plan were disregarded and instead included in your compensation base for calculating retirement income under the 1995 Management Plan, and (iii) the amount of any Performance Award or Incentive

    Award, calculated at the time of its determination by the Board of Directors had also been included in your compensation base for calculating retirement income under the 1995 Management Plan.

  The Reduction Amount shall be converted into an actuarial equivalent of a life annuity form of payment payable at age 65 using the actuarial equivalency factors under the Retirement Account Plan, but shall be subtracted, without any further adjustment, from any additional pension benefit calculated as above set forth, whenever the same commences, whether before or after your 65th birthday. Further, the Reduction Amount applies to any additional pension benefit calculated as above set forth and expressed as a life annuity form of benefit and shall be made prior to the application of factors applicable for any other form of benefit available under the 1995 Management Plan. Prior to the date of your retirement, you will provide the Company with certified information regarding the Reduction Amount.

  Supplemental Preretirement Spouse's Benefit: Further in the event of your death while in the employ of the Company, the Company will pay to your surviving spouse (if any) a monthly benefit equal to the difference, if any, remaining after (a) below has been subtracted from (b) below, but reduced as provided below to reflect the value of any vested defined benefit retirement benefits attributable to prior employment (the "Reduction Amount" as defined above), where (a) and (b) are defined as follows:

    equal the monthly spouse's benefit that is payable from the Retirement Account Plan, plus the amounts of any actual "Pension Make-Whole Benefit" due under the SPP, plus any amount payable as "SERP Benefit A" under the SPP (and if you are married at the time of your death and your spouse survives you, such spouse will be deemed to be the sole beneficiary with respect to the Retirement Account Plan and the SPP, notwithstanding any provision in such plans or your actual beneficiary designations to the contrary), and equals the monthly spouse's benefit which would have been payable from the 1995 Management Plan had the defined benefit formula in effect on December 31, 1995 continued until your death, calculated on all the same assumptions as set forth in paragraph 1(b) above.

  The Reduction Amount in the event the above surviving spouse benefit becomes payable is to be applied by reducing the monthly surviving spouse benefit calculated as above set forth by 1/2 of the dollar amount of the Reduction Amount that would have been offset in the event the additional pension benefit provisions of paragraph 1(a) and (b) above were applicable.

  Conditions of Payment Regarding Supplemental Pension Benefits; The supplemental pension benefits provided for in paragraphs 1 and 2 hereof shall be paid at the time and in the form pursuant to the terms of the SPP (including the SPP provision requiring a six-

  month delay in payment upon a "separation from service" if you are determined to be a "specified employee," both within the meaning of Code Section 409A and as defined in the SPP) and, if applicable, your last completed and timely filed payment election under the SPP.

  Further, upon the occurrence of a "Change in Control" of the Wisconsin Energy Corporation (as defined in the SPP), then notwithstanding any other provision hereof, you will have a vested right to the supplemental pension benefit (to the extent that you do not otherwise have a vested right at the time of the Change in Control). Such supplemental pension benefit will be paid to you in a lump sum if you have a separation from service (as defined in the SPP) within 18 months after the Change in Control occurs. If a lump sum payment is payable, it shall be calculated using (i) an interest rate equal to the 5-Year United States Treasury Note yield in effect on the last business day of the month prior to the date when his separation from service occurred (as reported in the Wall Street Journal or comparable publication), and (ii) the mortality tables then in use under the Retirement Account Plan. If you have a separation from service after such 18 month period, payment will be made to you as described in the preceding paragraph.

  All the benefits described above which are further defined in plan documents are subject to all of the terms in those documents which supersede any other description.

Please acknowledge your acceptance of the foregoing amendment by signing this letter and return it to me by December 15, 2008. Once signed by both parties, it will serve as a binding agreement between us and supersedes your May 22, 2001 letter in its entirety. You will receive a copy of this agreement after it is executed by both parties. If you have any questions, please don't hesitate to call me.

Sincerely,

WISCONSIN ENERGY CORPORATION

By: /s/ Gale E. Klappa
Gale E. Klappa

The foregoing is hereby accepted as of this
29th day of December, 2008.

/s/ Stephen Dickson
Stephen Dickson